Exhibit 21.1

TransparentBusiness, Inc.

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
SheWorks, Inc.	Delaware
Yandiki, Inc.	Delaware
ITSQuest, Inc.	New Mexico
Unicorns, Inc.	Nevada